KIMBERLY J. SMITH
       CHIEF COUNSEL
       (610) 425-3427
       FAX:  (610) 425-3520


                                 April 16, 2002


       The Board of Trustees
       The GCG Trust
       1475 Dunwoody Drive
       West Chester, PA  19380

       Re:  Offering of Shares of Beneficial Interest

Gentlemen:

I have acted as counsel for the GCG Trust (the "Trust") and have reviewed the Trust's Registration Statement under the Securities Act of 1933 on Form N-1A, as amended, with respect to the offer and sale of Shares of beneficial interest, par value $0.001 each, of the Trust, including the "Rule 24f-2 Notice" for the period ended December 31, 2001, registering such Shares pursuant to such Registration Statement, as amended, in accordance with Rule 24f-2 under the Investment Company Act of 1940.

I have also examined the Fund's Declaration of Trust and By-Laws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and sale of Shares of the Trust; and such other records and documents as I deemed relevant.

Based upon such examination, it is my opinion that upon the issuance and sale of Shares of beneficial interest of each series of the Trust in the manner contemplated by the aforesaid Registration Statement, as amended, such Shares were validly issued, fully paid and nonassessable outstanding Shares of beneficial interest of the Trust.

       Very truly yours,

       /s/ Kimberly J. Smith

       Kimberly J. Smith
       Chief Counsel
       ING U.S. Financial Services